Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of November 13, 2008 (the “Effective Date”) by and between Rockwood Holdings, Inc. (the “Company”) and Seifollah Ghasemi (the “Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of September 28, 2001, as amended by the First Amendment to the Employment Agreement dated as of August 9, 2004 and by the Second Amendment to the Employment Agreement dated as of September 24, 2004 (the “Original Employment Agreement”);

WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement and continue the employment of Executive on the terms set forth herein, effective as of the date hereof;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the parties agree as follows:

1.                                       Term of Employment.  Subject to the provisions of Section 8 of this Agreement, Executive shall continue to be employed by the Company through August 1, 2009 (the “Initial Term”) on the terms and subject to the conditions set forth in this Agreement.  Following the Initial Term, the Agreement shall automatically be renewed for additional terms of one year on each anniversary of the last day of the Initial Term (the Initial Term and any annual extensions of the term of this Agreement, together, the “Employment Term”), subject to Section 8 of this Agreement, unless the Company or the Executive provides the other party with written notice at least sixty (60) days prior to the expiration of the Employment Term of the intent not to renew the Employment Term.  Notwithstanding the foregoing, (i) the Employment Term shall automatically terminate on the August 1st next following Executive’s attainment of age 75 unless the Company and the Executive otherwise agree, and (ii) at the Company’s option, any notice of nonrenewal given by the Company may specify that it is also a termination without Cause (as hereinafter defined) by the Company, to be effective as of the date such notice is given, in which case the Employment Term shall terminate immediately and the sixty (60) day notice period shall be deemed to be waived by the Executive.

2.                                       Position.

a.                                       During the Employment Term, Executive shall serve as the Chairman and Chief Executive Officer of the Company and its subsidiaries and shall serve as a director on the Board of Directors of the Company (the “Board”).  The Executive shall report to the Board.  In such positions, Executive shall have such duties and authority commensurate with the position of a chairman and chief executive officer of a company of similar size and nature and as the Board shall otherwise determine from time to time.  The Executive shall primarily perform his duties hereunder at the Company’s offices located in Princeton, New Jersey (or at such other office location as may be within a thirty-five (35) mile radius from the Company’s current offices in Princeton, New Jersey), unless the Executive consents in writing to the relocation of the Company’s offices, in which case the Executive shall primarily perform his duties hereunder at such new location(s).

b.                                      During the Employment Term, Executive will devote substantially all of Executive’s business time, and will devote Executive’s personal efforts, to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would materially conflict or materially interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, however, that nothing herein shall preclude Executive, (i) subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization or (ii) from managing his personal and family investments; provided, however, in each case, and in the aggregate, that such activities do not materially conflict or materially interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3.                                       Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $1,300,000, payable in substantially equal periodic payments in accordance with the Company’s practices for other executive employees, as such practices may be determined from time to time.  Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”  Once increased, the Executive’s Base Salary shall not be decreased below such increased amount.

4.                                       Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”), with a target bonus amount equal to 150% of Executive’s Base Salary (the “Target Bonus”) based upon the achievement of reasonable performance goals established by the Board, provided, that to the extent that any portion of the achievement of the goals or amount of the Annual Bonus shall be based on a subjective criteria, that portion of the achievement of the goals or Annual Bonus shall be as determined in the sole, good faith discretion of the Board.  In addition, in the sole discretion of the Board, Executive may be eligible to earn an Annual Bonus in excess of the Target Bonus.  In addition, the Board shall establish certain threshold performance goals, which the Company must achieve before Executive shall be entitled to earn any Annual Bonus.  All Annual Bonus amounts shall otherwise be paid in accordance with the Company’s annual incentive plan or policy, but in all cases within 2-1/2 months following the close of the fiscal year.

In the event the Company is required to prepare a restatement of its financial results for a fiscal year and the Board in good faith determines that the need for such restatement was due to the intentional misconduct of one or more of the senior executive officers of the Company, Executive shall, within 60 days of receiving notice of such Board determination (which notice shall state the reasons for the need for the restatement, identify the misconduct and include calculations of the impact thereof), reimburse the Company, net of taxes, for all excess remuneration (as defined below) received by Executive in connection with the Annual Bonus received by Executive with respect to such fiscal year.  For purposes of this provision, the term “excess remuneration” means the excess of the Annual Bonus payment made to Executive for such fiscal year over the payment that would have been made to Executive for such fiscal year had Executive’s payment been calculated based on the financial statements as restated, as determined in the good faith discretion of the Board.

5.                                       Equity Arrangements.  During the Employment Term, Executive shall be eligible to be granted equity awards on such terms and conditions as may be determined by the Compensation Committee of the Board.

Executive’s equity arrangements, to the extent not inconsistent herewith, shall be governed by the terms and conditions of certain documents, including a Management Stockholder’s Agreement, the Stock Purchase and Option Plan for Key Employees of Rockwood Holdings, Inc. and Subsidiaries (the “Stock Incentive Plan”), Restricted Stock Unit Award Agreement, Share Option Agreement, Sale Participation Agreement, and Registration Rights Agreement, in the forms attached to the Original Employment Agreement (collectively, the “Management Equity Documents”).

6.                                       Employee Benefits.

a.                                       During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans described in Section 4) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.  Such plans and programs currently include the following:

(i)                                     Rockwood Health Care Benefits (medical, pharmaceutical, dental and vision),

(ii)                                  Rockwood Long-Term Disability Plan,

(iii)                               Rockwood Life and Accident Plan,

(iv)                              Rockwood Health Care and Dependent Care Reimbursement Account,

(v)                                 Senior Executive Health Plan,

(vi)                              Personal Excess Liability Insurance Program, and

(vii)                           Rockwood Retirement Plus Program (Profit Share/401(k) and Money Purchase Plan).

b.                                      The Company shall also pay to Executive during the Employment Term the sum of $50,000 per month (the “Supplemental Pension Benefit”) which shall be paid monthly.

7.                                       Business Expenses and Perquisites.

a.                                       Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies (but in no event later than the last day of the calendar year next following the calendar year in which the expenses were incurred).

b.                                      Company Car.  During the Employment Term, the Executive will be provided (at no after-tax cost to Executive) with use of a Company automobile, including reimbursement on a monthly basis for expenses associated with operating the automobile including gas, insurance and maintenance.  The reimbursements and tax gross-up payments called for by this Section 7(b) shall be paid in accordance with the Company’s reimbursement policy for senior executives (but in no event later than the last day of the calendar year next following the calendar year in which the Executive pays the expenses or related taxes, respectively).

c.                                       Other Perquisites.  Executive shall be entitled to such other perquisites as shall be agreed to by Executive and the Company.

8.                                       Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided, however, that Executive will be required to give the Company at least one hundred eighty (180) days advance written notice of any resignation of Executive’s employment; provided, further, however, that the Company may, in its discretion, waive all or any portion of such notice requirement.  In the event that the Company waives all or any portion of such notice requirement and therefore causes Executive’s employment to be terminated, in no event shall such waiver constitute a termination without Cause by the Company (as described in Section 8(c) below).  In addition, Executive’s notice requirement hereunder shall be subject to the notice provisions of Section 8(c) below.

a.                                       By the Company For Cause or By Executive Resignation Without Good Reason.

(i)                  The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) immediately, without prior written notice thereof, and shall terminate automatically (subject to the notice requirements, which may be waived by the Company, as described above in this Section 8) upon Executive’s resignation without Good Reason (as defined in Section 8(c)).

(ii)               For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued refusal to perform duties, which are within the control of Executive and consistent with such Executive’s title and position, that is not cured within 15 days following receipt by the Executive of written notice from the Company of such failure, (B) Executive’s conviction of or plea of guilty or no contest to a (x) felony, (y) misdemeanor involving the Company or (z) misdemeanor not involving the Company, which results in material and demonstrable harm to the business or reputation of the Company (in each case of (x), (y) or (z), other than as a result of vicarious liability under any environmental criminal statute), (iii) Executive’s willful malfeasance or misconduct (x) relating to the Company which is demonstrably injurious to the Company or its subsidiaries, other than in a manner that is insignificant or inconsequential or (y) not involving the Company, but which results in material, adverse and demonstrable harm to the Company or its subsidiaries or (iv) a breach by Executive of the material term of Section 9 of this Agreement, following notice of such breach (which notice may be oral or written) that (if, in the good faith discretion of the Board, is able to be cured by Executive) is not cured within 15 days following receipt by the Executive of written notice from the Company that it reasonably believes Executive is in breach of any such covenants; provided, however, that Cause shall cease to exist as an event on the 60th day following actual and substantiated knowledge of the Cause event by the chairman of the compensation or audit committee of the Board unless, prior to such date, the Company has given Executive written notice of the event constituting Cause and Executive’s opportunity to cure.  For purposes of this subsection, no act, or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

(iii)            If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)                              the Base Salary and any accrued but unpaid Supplemental Pension Benefit through the date of termination and any earned but unpaid Annual Bonus for the prior year and any accrued but unpaid vacation;

(B)                                reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(C)                                such employee benefits (described in Section 6(a) above), if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than for rights to indemnification and directors and officers liability insurance as provided herein; provided, however, that the treatment of any equity rights held by Executive immediately prior to any such termination shall be subject to the applicable terms of the Management Equity Documents.

b.                                      Disability or Death.

(i)                  The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if a determination is made, at the request of Executive or upon the reasonable request of the Company set forth in a notice to Executive, by a physician selected by the Company and Executive, that Executive is unable to perform his duties as an employee of the Company or its subsidiaries and in all reasonable medical likelihood such inability will continue for a period in excess of 180 consecutive days (such inability is hereinafter referred to as “Disability” or being “Disabled”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.  Notwithstanding the foregoing, in the event that as a result of mental or physical incapacity Executive earlier incurs a “separation from service” within the meaning of Section 409A, Executive will be deemed to have a termination of employment by reason of Disability under this Agreement as of such date.  In the event Executive is determined to be Disabled, the Company shall, pursuant to a Company employee benefit plan or otherwise, cause Executive to continue to receive the then Base Salary (or such other salary continuation as may be provided pursuant to any Company employee benefit plan) and welfare benefits (in accordance with the applicable Company employee benefit plan under which Executive receives such benefits immediately prior to such Disability) until the earlier to occur of (x) six months after the date Executive is determined to be Disabled and (y) such time as Executive commences coverage pursuant to the Company’s long-term disability plan.

(ii)               Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)                              the Accrued Rights; and

(B)                                a lump sum pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which such termination occurs based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated, based on the Target for the fiscal year in which termination occurs.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than for rights to indemnification and directors and officers liability insurance as provided herein; provided, however, that the treatment of any equity rights held by Executive immediately prior to any such termination shall be subject to the applicable terms of the Management Equity Documents.

c.                                       By the Company Without Cause or Resignation by Executive for Good Reason.

(i)                  The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause immediately, without prior written notice thereof, or by Executive’s resignation for Good Reason (subject to the notice requirements, which may be waived by the Company, as described above in this Section 8, and to the provision of Section 8(c)(ii), below).  In addition to the foregoing, a notice of non-extension of the Employment Term by the Company shall be deemed to be a termination of the Executive’s employment without Cause as of the date the Company notifies Executive of such non-extension.

(ii)               For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent, (A) a reduction in Executive’s base salary or annual bonus opportunity, (B) a substantial reduction in Executive’s duties, authorities, and responsibilities or removal from Executive of the title of Chief Executive Officer of the Company, (C) the Executive’s removal from, or failure to be re-elected to the Board, (D) the elimination or reduction of Executive’s eligibility to participate in the Company’s benefit programs that is inconsistent with the eligibility of similarly situated employees of the Company to participate therein, provided, however, that any adverse change to the terms of the Supplemental Pension Benefit shall be deemed an event of Good Reason, (E) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from the Company’s offices in Princeton, New Jersey, (F) any failure by the Company to pay when due any payment owed to Executive within 15 days after the date such payment becomes due or (G) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to the Executive, upon the assignee becoming such, the obligations of the Company hereunder; provided that either of the events described in clauses (A) and (B) of this Section 8(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii)            If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A)                              the Accrued Rights

(B)                                a lump sum pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which such termination occurs (but only to the extent of achievement of the applicable performance standards for such year) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; provided, however, that to the extent the Annual Bonus is subject to the exercise of negative discretion, such discretion shall not be exercised to reduce Executive’s Annual Bonus by a greater percentage than is applied generally to senior executives subject to such discretion;

(C)                                in lieu of any other cash severance or termination benefits otherwise payable to Executive under any other plans, programs or arrangements of the Company or its affiliates and subject to Executive’s continued compliance with the provisions of Section 9, payment of an amount equal to two times the sum of (x) Executive’s then Base Salary and (y) the average of Executive’s Annual Bonuses, if any, earned or payable in respect of the two full fiscal years of the Company prior to the date of Executive’s termination of employment, payable in substantially equal monthly installments over the twenty-four (24) month period following the date of such termination; provided, however, that if there occurs a Change of Control (as defined in Section 8(g)) which qualifies as a “change of control” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the Executive’s employment terminates pursuant to this Section 8(c) within two years following the Change of Control, then the amount to which Executive shall be entitled hereunder (including the amount payable under Section 8(c)(iii)(D)) shall be paid in one lump sum; and

(D)                               during each of the twelve (12) months following the date of Executive’s termination of employment, the Company shall make the additional $50,000 payment described in Section 6(b) of this Agreement.

For the avoidance of doubt, it is understood and agreed that if a Change of Control occurs after the Executive’s termination of employment, the amounts payable to Executive under this Section 8(c)(iii)(C) shall continue to be paid in monthly installments and shall not be accelerated.  Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than for rights to indemnification and directors and officers liability insurance as provided herein; provided, however, that the treatment of any equity rights held by Executive immediately prior to any such termination shall be subject to the applicable terms of the Management Equity Documents.

(iv)           If Executive’s employment is automatically terminated on the August 1st next following Executive’s attainment of age 75 in accordance with Section 1 of this Agreement, Executive shall be entitled to receive:

(A)                              the Accrued Rights;

(B)                                a lump sum pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which such termination occurs (but only to the extent of achievement of the applicable performance standards for such year) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; provided, however, that to the extent the Annual Bonus is subject to the exercise of negative discretion, such discretion shall not be exercised to reduce Executive’s Annual Bonus by a greater percentage than is applied generally to senior executives subject to such discretion; and

(C)                                his entitlement under outstanding equity awards determined as though his termination occurred by reason of retirement or involuntary termination by the Company, whichever is more favorable to the Executive.

d.                                      Notice of Termination; Payment of Lump Sum Amounts.  (i) Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) as set forth above in this Section 8 shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(k) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(ii)               For purposes of this Section 8, (w) the Accrued Rights described in Section 8(a)(iii)(A) and all amounts required to be paid in a lump sum pursuant to any subsection of this Section 8 (other than the Annual Bonus under Section 8(b)(ii)(B), Section 8(c)(iii)(B) and Section 8(c)(iv)(B)) shall be required to be made within thirty (30) business days after the date of the termination of Executive’s employment, (x) the Accrued Rights described in Section 8(a)(iii)(C) shall be paid in accordance with the applicable benefit plan, (y) the Annual Bonus under Section 8(b)(ii)(B), Section 8(c)(iii)(B) and Section 8(c)(iv)(B) shall be paid at such time as the Annual Bonus would have been payable had Executive’s employment not terminated, and (z) all reimbursements of expenses pursuant to this Section 8 will be paid in accordance with Company policy (but in no event later than the last day of the calendar year next following the calendar year in which the expenses were incurred).

e.                                       Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

f.                                         Special 409A Provisions.  Notwithstanding the provisions of Section 8 or 11, if Executive is a specified employee within the meaning of Section 409A, in accordance with the election made by the Company for determining specified employees, any amounts payable under this Agreement or any other payments to which Executive may be entitled on account of a “separation from service” within the meaning of Section 409A which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following Executive’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of Executive’s termination of employment (or the Executive’s death if sooner), at which time all payments that were suspended shall be paid to Executive (or his estate) in a lump sum, together with interest on each suspended payment at the prime rate (as reported in the Wall Street Journal) from the date of suspension to the date of payment.  For purposes of Section 409A, each payment under Section 8  (and each other severance plan payment) will be treated as a separate payment.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.  Payment or reimbursement of each of the business expenses and tax gross-up payments called for by this Agreement (including those under Sections 7, 8, and 11) with respect to any calendar year shall not affect the amount eligible for payment or reimbursement in any other calendar year, and such payments and reimbursements may not be exchanged for cash or another benefit.  If any amounts are due to be paid to Executive within a specified period, the date of payment within such period shall be in the sole discretion of the Company.

g.                                      Change of Control.  For purposes of this Agreement, a Change of Control shall mean the earliest date at which:

(i)                  any Person (which term shall mean any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plans sponsored by the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding Voting Securities (which term shall mean securities which under ordinary circumstances are entitled to vote for the election of directors) other than through the purchase of Voting Securities directly from the Company through a private placement;

(ii)               individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board;

(iii)            a merger or consolidation involving the Company or its stock or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company is consummated, unless, immediately following such transaction, 70% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 70% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding Voting Securities immediately prior to the transaction); or

(iv)           all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

9.                                       Non-Competition.

a.                                       Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees, effective as of the date of Executive’s commencement of employment with the Company, without the Company’s prior written consent, Executive shall not, directly or indirectly, (i) at any time during or after Executive’s employment with the Company, disclose any Confidential Information pertaining to the business of the Company or any of its subsidiaries, except in connection with the performance of Executive’s duties hereunder as he deems in good faith reasonably necessary or desirable, or when required by law, administrative or judicial process; or (ii) at any time during the Noncompete Period (as hereinafter defined) directly or indirectly, (A) be engaged in or have a financial interest (other than a passive ownership position of less than 5% in any company whose shares are publicly traded or any non-voting non-convertible debt securities in any company or any investment the Executive owns through a mutual fund, private equity fund or other pooled account) in any business which competes with a business of the Company or any of its subsidiaries, which business of the Company (or any of its subsidiaries) provided, at least five percent (5%) of the gross revenues of the Company and its subsidiaries in the full fiscal year of the Company immediately preceding the fiscal year in which Executive’s termination of employment occurs or is expected to provide such level of gross revenues in the fiscal year of such termination (any such business which so competes, a “Competitor”) or (B) solicit or offer employment to any person (other than Executive’s secretary or other personal assistant who reports directly to Executive) who has been employed by the Company or any of its subsidiaries at any time during the six months immediately preceding the termination of Executive’s employment.  Notwithstanding the foregoing, nothing herein shall prevent Executive from working for a, subsidiary, division or other entity of an entity that controls, directly or indirectly, another subsidiary, division or other entity, that is a Competitor, so long as the entity, subsidiary or division by which Executive may be employed is not itself a Competitor.  If Executive is bound by any other agreement with the Company regarding the use or disclosure of confidential information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of confidential information.  For purposes of this Section 9, (x) “Noncompete Period” shall be defined as the period during which Executive continues to be employed by the Company and (I) with respect to any termination of employment described in Sections 8(a) or (b) above, one year and (II) with respect to any termination of employment described in Section 8(c) above, two years, and (y) “Confidential Information” shall mean all non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other proprietary and confidential information of the Restricted Group, and “Restricted Group” shall mean, collectively, the Company, its subsidiaries, and their respective affiliates.

b.                                      Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.

10.                                 Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company or its successors or assigns, without posting any bond, may, in addition to other rights and remedies existing in their favor, immediately apply to any court of competent jurisdiction to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, further, that in the event Executive actually breaches any of the provisions of Section 9, in addition to the foregoing, the Company or its successors or assigns shall also be entitled to cease making any payments or providing any benefit otherwise required by this Agreement.

11.                                 Gross-Up.

(a)                                  If any benefit or payment by the Company or a successor (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any acceleration of vesting or payment) (a “Payment”) is determined to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of such additional payment retained by Executive, after payment of all federal, state and local income and employment taxes (including, without limitation, any federal, state and local income and employment taxes and Excise Tax imposed on the Gross-Up Payment), shall be equal to the Excise Tax imposed on the Payment.

(b)                                 Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accounting firm of nationally recognized standing selected by the Company and which is not serving as accountant or auditor for the Company or the individual, entity or group effecting the Change in Control (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of the notice from Executive that there has been a Payment or such earlier time as is requested by the Company.  Any Gross-Up Payment shall be paid by the Company to Executive within ten business days of the receipt of the Accounting Firm’s determination (but in no event later than the end of the calendar year next following the calendar year in which Executive remits the related taxes).  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company which should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 11(c), and Executive is thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and the amount of the Underpayment shall be promptly paid by the Company to or for

Executive’s benefit (but in no event later than the end of the calendar year next following the calendar year in which Executive remits the related taxes).

(c)                                  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim;

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or federal, state and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall pay and assume responsibility for the tax; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  The Company’s control of the contest, however, shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the Company’s payment of tax pursuant to Section 11(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 11(c)) promptly pay over to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the Company’s payment of tax pursuant to Section 11(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)                                  In the event that the Excise Tax is subsequently determined to be less than initially determined by the Accounting Firm, Executive shall pay to the Company at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied in initially calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm.

12.                                 Miscellaneous.

a.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

b.                                      Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.                                       No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.                                      Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.                                       Assignment.  This Agreement shall not be assignable by Executive.  This Agreement may be assigned by the Company to a successor in interest to substantially all of the business operations of the Company.  The Company may also assign this Agreement to an affiliate, but such assignment shall not release the Company from its obligations hereunder and such assignment shall not result in a change in the positions and titles

Executive holds with the Company upon his commencement of employment hereunder.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.                                         Mitigation/Set Off.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates except, with regard to amounts not subject to Section 409A, for any specific, stated amounts owed by the Executive to the Company.  In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

g.                                      Indemnification.  The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law or the by-laws of the Company for any action or inaction of Executive while serving as an officer or director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan, except for any activity by the Executive that constitutes gross negligence or is self-enriching.  The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other senior officers and directors.

h.                                      Legal Fees.  The Company shall pay the Executive’s reasonable legal fees and costs associated with negotiating and entering into this Agreement in a timely manner upon receipt from the Executive of the appropriate documentation (but in no event later than the last day of the calendar year next following the calendar year in which such fees and costs were incurred).

i.                                          Arbitration.  All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or equitable relief pursuant to Section 9 hereof, shall be settled by arbitration conducted before one arbitrator sitting in the State of New York, or such other location agreed to by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect.  The determination of the arbitrator shall be final and binding on the parties.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  The arbitrator shall determine in the award which party has prev ailed and, if the Executive is the prevailing party, the amount of fees and expenses of the counsel of the Executive shall be reimbursed by the Company within 60 days after the arbitrator’s decision in such arbitration.  If the arbitrator determines that the Company has prevailed in such arbitration, the Executive shall bear his own legal fees, without reimbursement by the Company.

j.                                          Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

k.                                       Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Rockwood Holdings, Inc.
100 Overlook Center
Princeton, New Jersey 08540
Attention:  Senior Vice President, Law & Administration

With a copy to:

Sheldon R. Erikson
Chairman, Compensation Committee
c/o Rockwood Holdings, Inc.
100 Overlook Center
Princeton, New Jersey  08540

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

l.                                          Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

m.                                    Cooperation.  Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided that, the Company shall pay all expenses related to the Executive’s cooperation.  This provision shall survive any termination of this Agreement.  This provision shall survive any termination of this Agreement, without implication of the survival of any other provision of this Agreement.

n.                                      Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

o.                                      Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

p.                                      Section 409A.  This Agreement is intended to comply with Section 409A and any ambiguities shall be interpreted consistent with such intention.  Executive and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to comply with Section 409A on terms that are economically equivalent to those set forth in this Agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ROCKWOOD HOLDINGS, INC.	SEIFOLLAH GHASEMI

/s/ Sheldon R. Erikson	/s/ Seifollah Ghasemi
By: Sheldon R. Erikson
Title: Chairman, Compensation Committee